SUB-ITEM 77I

Terms of New or Amended Securities

DREYFUS INVESTMENT FUNDS (the "Registrant")

-Dreyfus/Standish Global Fixed Income Fund (the "Fund")

            The Board of Trustees of Dreyfus Investment Funds , on behalf of the Fund, approved the creation of an additional class of shares, Class Y shares, effective July 1, 2014, a description of which appear s in the following document sections, which are incorporated herein by reference:

1.      The sections of the Fund’s prospectus under the headings “Fund Summary—Fees and Expenses,” "Fund Summary—Purchase and Sale of Fund Shares," "Shareholder Guide—Choosing a Share Class—Class Y Shares and “Shareholder Guide—Buying and Selling Shares—How to Buy Shares” and the Fund’s statement of additional information under the heading and "Additional Information About Shareholder Services—Exchanges," included in Post-Effective Amendment No. 162 to the Registrant’s Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on June 26, 2013 ("Amendment No. 162").

2.      The Registrant’s Rule 18f-3 Plan, filed as Exhibit (n) (1) of Post-Effective Amendment No. 162.